Exhibit 5.03
August 16, 2016

Entergy Arkansas, Inc. 425 West Capitol Avenue Little Rock, Arkansas 72201
Ladies and Gentlemen:

We have acted as counsel for Entergy Arkansas, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-190911-02) and post-effective amendments nos. 1, 2, 3, and 4 to such registration statement (as so amended, the “Registration Statement”), relating to $410,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds 4.875% Series due September 1, 2066 (the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of October 1, 1944, with Deutsche Bank Trust Company Americas, as successor trustee (the “Trustee”) (the Mortgage, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, including by the supplemental indenture establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legally issued and are binding obligations of the Company.

This opinion is limited to the laws of the States of Arkansas and New York and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.02 to the Registration Statement.

Entergy Arkansas, Inc.
August 16, 2016

We hereby consent to the filing of this opinion as Exhibit 5.03 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Friday, Eldredge & Clark, LLP

Friday, Eldredge & Clark, LLP